Exhibit 10.39

[COMPANY LETTERHEAD]

October 14, 2003

James L. Bildner

5 Boardman Avenue

Manchester, Massachusetts 01944

Dear Jim:

This letter sets forth the terms and conditions of our agreement (the “Agreement”) regarding your termination of employment with TIER TECHNOLOGIES, INC. (the “Company”) pursuant to Sections 3 and 4 of the Third Amended and Restated Employment Agreement effective as of October 1, 2000, by and between the Company and you (the “Employment Agreement”). Effective September 30,2003, you and the Company hereby agree as follows:

1.             Separation.  Your duties as Chief Executive Officer pursuant to the Employment Agreement ended on August 30, 2003.  In all other respects, except as provided herein, the Company and you agree that you will continue as an employee of the Company under the terms of the Employment Agreement during the period from August 30, 2003, to April 1, 2004 (such period is referred to herein as the “Transition Period”).  During the Transition Period, (i) you will receive the Base Salary and benefits provided in the Employment Agreement until September 30, 2003, and from October 1, 2003 through April 1, 2004, your annual Base Salary will be $100,000, and, except as provided herein, you will receive the other benefits provided in the Employment Agreement, and (ii) the Company will not terminate your employment with the Company.  You and the Company further agree that you will resign as an employee of the Company effective as of April 1, 2004 (the “Separation Date”), by executing and delivering to the Company the resignation letter attached hereto as Exhibit A.  During the period from October 1, 2003, through April 1, 2004, you will continue to be an employee of the Company for all purposes and provide services on an “as needed” basis.

2.             Accrued Salary and Vacation.  As soon as practicable after September 30, 2003, the Company will pay you all of your accrued but unused vacation through such date, based on your salary in effect, prior to October 1, 2003, and you will not accrue any vacation after such date.  On the Separation Date, the Company will pay you all accrued but unpaid salary as of that date, subject to standard payroll deductions and withholdings.  You are entitled to these payments regardless of whether or not you sign this Agreement.

3.             Severance Benefits.  Upon your furnishing the Company with an effective Release and Waiver of Claims in the form attached to this Agreement as Exhibit B, and in addition to the amounts specified in Paragraph 2 hereof, the Company agrees to provide you with the following severance benefits:

(a)           Total payments of $675,000, subject to standard payroll deductions and withholdings, of which $225,000 will be paid on November 1, 2003, $225,000 will be paid on the Separation Date and the remaining $225,000 will be paid on April 1, 2005.

(b)           All options to purchase Company stock (“Options”), granted to you pursuant to any plan or otherwise shall remain outstanding and shall become immediately accelerated and fully vested as of the Separation Date and any restrictions on such Options shall to the extent permissible under applicable securities laws, fully lapse as of that date;

(c)           The exercise period of your Options shall be extended such that the Options may be exercised up to and until April 1, 2006;

(d)           In the event that you elect to continue coverage under COBRA, the Company will reimburse you for the same portion of your COBRA health insurance premiums that it paid during your employment up until the last day of your COBRA health insurance benefit coverage;

(e)           The Company shall provide you, for a period of eighteen months following the Separation Date, with:  (1) telecommunications service and full access to all email services and all equipment currently in your possession or needed in the future to access these services; (2) reasonable office space; and (3) secretarial assistance equivalent to the support you are currently receiving, either as reimbursement for the cost of such assistance or as a direct cost, in your discretion.  Any such secretarial assistance will be provided by an individual who is classified as an employee of the Company; and

(f)            If the Company terminates your employment with the Company before April 1, 2004, for any reason, then notwithstanding anything in the Employment Agreement to the contrary, (i) the date of such termination shall be your “Separation Date” for purposes of Subparagraphs (a), (b), (c), and (e) of this Paragraph 3, (ii) your lump payment described in Subparagraph (a) above will be increased by the amount of the salary that you would have been paid from the date of such termination of employment through March 31, 2004, had you been continually employed during that time under the Employment Agreement, and (iii) in addition to the continued benefits coverage described in Subparagraph (d) above, the Company will provide you with continued coverage of all such benefits from the date of such termination of employment through March 31, 2004.

4.             Indemnification Rights and Liability Insurance.  The Company will indemnify you and take all steps necessary to provide indemnification for you, pursuant to California Labor Code § 2802 and/or California Corporations Code § 317, for any and all expenditures or losses, damages, judgments, witness fees, fines, settlement payments, reasonable attorneys' fees and costs, incurred in the defense or participation as a witness in any pending or threatened claims, demands, suits, proceedings or actions, whether civil or criminal, arbitrational, administrative, or investigative, arising from your employment or service to the Company, to the maximum extent allowable by California law.  Your indemnification, as described in this Paragraph 4 will survive the later of the termination of your employment or service relationship with the Company.  The

Company further agrees that your indemnification provided under this Paragraph 4 includes the agreement and obligation to advance, on a monthly basis, the full amount of all expenditures described in this Paragraph 4, including your reasonable monthly attorneys' fees and costs in connection with any claims, demands, and actions arising from or in connection with your employment or service to the Company.  For purposes of this agreement, reasonable attorneys' fees shall be defined as the fees incurred by counsel of your own selection and shall not exceed the hourly rate for the Company's outside counsel in the same or similar matters.  Costs shall be defined as any costs incurred by your counsel deemed by your counsel to be necessary in its representation of you.  If the Company contests your right to indemnification on the grounds that your actions did not arise out of or in connection with your employment or service to the Company, or for any other reason under this Paragraph 4, you shall still be entitled to indemnification as described in this Paragraph 4 unless and until the trier of fact in the applicable proceeding determines that your actions did not arise from or in connection with your employment or service to the Company or that you are otherwise not entitled to indemnification.  In addition, you will continue to be covered under the Company's directors' and officers' liability insurance policy, and the Company shall continue to maintain such an insurance policy with coverage for former employees, officers and directors on the same terms and conditions as for active employees, officers and directors, after the later of the termination of your employment or service relationship with the Company.

5.             Proprietary Information Obligations.  You acknowledge your continuing obligations under your Proprietary Information and Inventions Agreement not to use or disclose any confidential or proprietary information of the Company.  A copy of your Proprietary Information and Inventions Agreement is attached hereto as Exhibit C.

6.             Miscellaneous.  Except to the extent that provisions of the Employment Agreement and Option agreements continue to apply, this Agreement, including Exhibits A, B and C, (i) constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter and supercedes any prior or inconsistent document, and (ii) is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement shall bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified by the court so as to be rendered enforceable.  This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

Please confirm your agreement to the foregoing terms and conditions by signing and returning a copy of this letter to me.

Sincerely,

TIER TECHNOLOGIES, INC.

By:	/s/ Jeffrey A. McCandless
Jeffrey A. McCandless
Chief Financial Officer

Its:	SVP & CFO

Exhibit A – Resignation Letter

Exhibit B – Release and Waiver of Claims

Exhibit C – Proprietary Information and Inventions Agreement

AGREED:

/s/ James L. Bildner	10/14/03
James L. Bildner	Date

EXHIBIT A

RESIGNATION LETTER

April 1, 2004

Tier Technologies, Inc.

2001 N. Main Street, Suite 500

Walnut Creek, CA 94596

To the Board of Directors of Tier Technologies, Inc.:

I, James L. Bildner, hereby tender my resignation as an officer of Tier Technologies, Inc., such resignation to be effective immediately.

Sincerely,

James L. Bildner

EXHIBIT B

RELEASE AND WAIVER OF CLAIMS

I, JAMES L. BILDNER, hereby furnish TIER TECHNOLOGIES, INC. (the ”Company”), with the following release and waiver (“Release and Waiver”) in consideration of the payments and other benefits set forth in Paragraph 3 of the letter Agreement dated                               , 2003, by and between the Company and me (the “Separation Agreement”):

I hereby release, and forever discharge the Company, its officers, directors, agents, employees, stockholders, successors, assigns, affiliates and benefit plans (the “Released Parties”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (referred to collectively as “Claims”), arising at any time prior to and including my employment termination date with respect to any claims relating to my employment and the termination of my employment, including but not limited to, claims pursuant to any federal, state or local law relating to employment, including, but not limited to, discrimination claims, claims under the California Fair Employment and Housing Act, and the Federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), or claims for wrongful termination, breach of the covenant of good faith, contract claims, tort claims, and wage or benefit claims, including but not limited to, claims for salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits, severance pay or any form of compensation; except that, the Released Parties shall not be so released with respect to any Claims relating to or arising from rights granted to me pursuant to the Separation Agreement between the Company and me, including, but not limited to, my rights with respect to indemnification, coverage under employee benefit plans of the Company and Company stock options granted to me.

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an employee of the Company. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the Release and Waiver granted herein does not relate to claims which may arise after this Release and Waiver is executed; (b) I have the right to consult with an attorney prior to executing this Release and Waiver (although I may choose voluntarily not to do so); and if I am over 40 years of age upon execution of this Release and Waiver: (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired.

Date:	By:
James L. Bildner

EXHIBIT C

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT